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EXHIBIT 99.2

3/2/00 - IBS INTERACTIVE COMPLETES MERGER WITH digital fusion, inc.
PRESS RELEASE

CEDAR KNOLLS, NJ - March 2, 2000. IBS Interactive, Inc. (Nasdaq: IBSX) - Internet and IT business solutions provider ("the Company"), announced that it had completed its merger with digital fusion, inc. ("digital fusion"), a Tampa, FL-based provider of e-business services including custom Internet application development and Customer Relationship Management (CRM) implementation services. The merger was previously announced February 11, 2000 upon signing of the definitive agreement. IBS Interactive purchased 100% of digital fusion's outstanding stock, for $17.5 million in total consideration consisting of IBS Interactive common shares, subordinated notes and the assumption of certain long-term debt. About IBS Interactive IBS Interactive provides comprehensive, cost-effective Internet and information technology solutions to businesses and organizations. Services are designed to enable companies to operate more efficiently by outsourcing their Internet functions, computer networking, maintenance and technical support. IBS offers Internet Programming and Applications Development, Internet Consulting and Enterprise services and Internet Connectivity. Internet Programming and Applications Development services include web programming, database development and distance learning. Internet Consulting and Enterprise services includes information technology consulting, network design, implementation, training and support. Internet Connectivity services include website hosting, leased line services and dial-up and e-mail access. About digital fusion digital fusion was founded in May 1997 and through the acquisition of the general consulting and education division of PowerCerv Corporation in March 1999 has become a leading provider if e-business professional services to the middle market. Digital fusion has offices in Tampa and Orlando, FL; Detroit, MI; Minneapolis, MN; Birmingham, AL and Washington, D.C. with representative customers which include Harcourt Brace, Robert Mondavi Wineries, Borders Books, Sonoco Products Company, Bridgestone/Firestone, Compaq, CBS Direct, General Motors, and Pratt & Whitney. IBS Interactive's web address is: http://www.interactive.net digital fusion's web address is: http://www.digifuse.com Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meanings of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Factors that could cause actual results to differ materially include the following: business conditions and growth in the staffing industry and general economy; competitive factors, risks due to shifts in market demand; changes in service mix; and the risk factors listed from time to time in the Company's report filed with the Securities and Exchange Commission, as well as assumptions regarding the foregoing. The words "believe", "estimate", "intend", "anticipate", and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements. ###